Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Ed Tagliaferri: 212 981 5182 / edmund_tagliaferri@dkcnews.com

Michael Paluszek 212 981 5149 / michael_paluszek@dkcnews.com

LIGHTSTONE VALUE PLUS REITS BUY 4 ARKANSAS HOTELS

LVPR & LVPR II pay $29.1 million for Four-Property Hospitality Portfolio

New York, NY, (June 27, 2013) –Lightstone Value Plus Real Estate Investment Trust, Inc. (“LVPR”) and Lightstone Value Plus Real Estate Investment Trust II, Inc. (“LVPR II”) announced today the acquisition of four Marriott and Starwood hotels in Arkansas for $29.1 million.

LVPR acquired the Marriott Fairfield Inn in Jonesboro and the Aloft Hotel in Rogers, a Starwood property, for $18.4 million. They have a combined 213 keys. LVPR II purchased two Marriott TownePlace Suites in Little Rock and Johnson, which have a combined 184 keys, for $10.7 million.

“We believe these are four well-located premium branded hotels in diverse markets,” said David Lichtenstein, Chairman and CEO of The Lightstone Group, or Lightstone. LVPR and LVPR II are non-traded REITs sponsored by The Lightstone Group. “All four properties were built in 2008 and 2009, and will only require minimal property improvements to increase property performance, as they are in excellent condition.”

The purchase is part of Lightstone’s aggressive growth strategy in the select service hotel market. The company is seeking to acquire another 50 select service hotels in the next 12 months, throughout the country, according to Lichtenstein.

“This acquisition is representative of The Lightstone Group’s ability to identify attractive investment opportunities,” said Lichtenstein. “The hotels were acquired at a discount to replacement cost, which we believe provides them with a strong competitive advantage in their markets and downside protection to LVPR and LVPR II. We think they are well-positioned to capitalize on the improving market recovery.” The properties will be placed under new management, which will be overseen by Lightstone’s hospitality division.

The 130-room Aloft Hotel in Rogers is the only Starwood hotel in Arkansas and is located three miles north of the world headquarters of Wal-Mart and nine miles north of the University of Arkansas. Wal-Mart attracts numerous suppliers, vendors and support companies from around the world, which helps contribute to the property’s strong corporate travel base. The Aloft Hotel property was built in 2008.

The 83-room Marriott Fairfield Inn Jonesboro is the only Marriott property located within a 90-mile radius. It is less than one mile from Northwest Arkansas Baptist Medical Center and nearby numerous businesses, including: Post Foods, Kraft Foods, Thomas & Betts Corporation, Nordex USA, Butterball, Frito Lay/Pepsi Co. and Nestle. The property was built in 2009.

The 92-room Marriott TownePlace Suites Little Rock is 1.4 miles from the site of the new St. Vincent’s Medical Center and attracts significant business from nearby FBI and Department of Defense offices. The hotel property was built in 2009.

The 92-room Marriott TownePlace Suites Johnson/Springdale is situated approximately 20 miles south of Wal-Mart’s world headquarters. Tyson Foods, Danaher Tool Group (Craftsmen) and Rockline Industries all maintain an important presence in Springdale and contribute to the hotel’s significant group and corporate based accounts. The property was built in 2009.

About LVPR

LVPR is a public, non-traded REIT sponsored by The Lightstone Group that offers shareholders an opportunity to invest in a diversified portfolio of real estate. LVPR is currently closed to new investors.

For more information, visit www.lightstonecapitalmarkets.com.

About LVPR II

LVPR II is a non-traded REIT sponsored by The Lightstone Group. Founded in 1988 by David Lichtenstein, The Lightstone Group is a privately held real estate company with one of the most diversified real estate portfolios in the United States. Today, Lightstone’s portfolio consists of more than 11,000 multifamily units, 8.1 million square feet of office, hotel, retail and industrial assets, and 12,000 fully-improved residential lots throughout the United States.

For more information, visit www.lightstonecapitalmarkets.com.

Important Notice

LVPR II filed a registration statement on Form S-11 (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) on November 4, 2011 in connection with its follow-on offering of shares of its common stock, and the registration statement became effective on September 27, 2012. The most recent prospectus, dated April 26, 2013 is available on the SEC’s website at

http://www.sec.gov/Archives/edgar/data/1436975/000114420413024766/v342953_424b3.htm.

Securities are being offered through Orchard Securities, LLC, the dealer manager for the offering. The offering will only be made by means of a prospectus. Copies of the prospectus for the offering may be obtained by contacting The Lightstone Group at (888) 808-7348.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s & LVPR II’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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